Exhibit 99.1

COLEMAN CABLE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
NET SALES	$219,850	$174,011	$425,651	$329,991
COST OF GOODS SOLD	187,609	148,015	363,384	281,156

GROSS PROFIT	32,241	25,996	62,267	48,835
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	17,642	11,852	31,494	23,059
INTANGIBLE ASSET AMORTIZATION	1,749	1,606	3,332	3,623
RESTRUCTURING CHARGES	195	436	195	1,324

OPERATING INCOME	12,655	12,102	27,246	20,829
INTEREST EXPENSE	7,126	6,970	14,098	13,502
LOSS ON EXTINGUISHMENT OF DEBT	—	—	—	8,566
GAIN ON AVAILABLE FOR SALE SECURITIES	(753)	—	(753)	—
OTHER (INCOME) LOSS, NET	45	241	(86)	114

INCOME (LOSS) BEFORE INCOME TAXES	6,237	4,891	13,987	(1,353)
INCOME TAX EXPENSE (BENEFIT)	1,861	1,776	4,384	(638)

NET INCOME (LOSS)	$4,376	$3,115	$9,603	$(715)

EARNINGS (LOSS) PER COMMON SHARE DATA
NET INCOME (LOSS) PER SHARE:
Basic	$0.25	$0.18	$0.55	$(0.04)
Diluted	0.25	0.18	0.55	(0.04)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	17,131	16,939	17,105	16,918
Diluted	17,374	17,009	17,311	16,918

See notes to condensed consolidated financial statements.

COLEMAN CABLE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Thousands, except per share data)

(unaudited)

	June 30, 2011	December 31, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,701	$33,454
Accounts receivable, net of allowances of $2,476 and $2,491, respectively	132,211	110,774
Inventories	118,531	81,130
Deferred income taxes	3,835	3,171
Assets held for sale	546	546
Prepaid expenses and other current assets	4,701	3,761

Total current assets	265,525	232,836

PROPERTY, PLANT AND EQUIPMENT, NET	54,713	45,731
GOODWILL	56,908	29,134
INTANGIBLE ASSETS, NET	31,912	23,764
DEFERRED INCOME TAXES	429	301
OTHER ASSETS	7,306	9,345

TOTAL ASSETS	$416,793	$341,111

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$4	$7
Accounts payable	34,065	22,016
Accrued liabilities	31,888	30,193

Total current liabilities	65,957	52,216

LONG-TERM DEBT	322,408	271,820
OTHER LONG-TERM LIABILITIES	3,306	4,258
DEFERRED INCOME TAXES	3,044	1,595
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Common stock, par value $0.001; 75,000 authorized; 17,132 and 16,939 issued and outstanding on June 30, 2011 and December 31, 2010	17	17
Additional paid-in capital	91,423	90,483
Accumulated deficit	(69,657)	(79,260)
Accumulated other comprehensive income (loss)	295	(18)

Total shareholders’ equity	22,078	11,222

TOTAL LIABILITIES AND EQUITY	$416,793	$341,111

See notes to condensed consolidated financial statements.

COLEMAN CABLE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands)

(unaudited)

	Six Months Ended June 30,
	2011	2010
CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)	$9,603	$(715)
Adjustments to reconcile net income (loss) to net cash flow from operating activities:
Depreciation and amortization	9,952	10,223
Stock-based compensation	3,519	1,084
Foreign currency transaction (gain) loss	(86)	114
Gain on available for sale securities	(753)	—
Loss on extinguishment of debt	—	8,566
Deferred taxes	(2,577)	(657)
(Gain) loss on disposal of fixed assets	(5)	476
Changes in operating assets and liabilities:
Accounts receivable	(15,388)	(12,181)
Inventories	(23,856)	(19,341)
Prepaid expenses and other assets	546	(3,268)
Accounts payable	8,421	4,834
Accrued liabilities	(4,095)	3,492

Net cash flow from operating activities	(14,719)	(7,373)

CASH FLOW FROM INVESTING ACTIVITIES:
Capital expenditures	(5,054)	(2,955)
Purchases of investments	—	(1,280)
Proceeds from sale of fixed assets	8	39
Acquisition of businesses, net of cash acquired	(58,681)	—

Net cash flow from investing activities	(63,727)	(4,196)

CASH FLOW FROM FINANCING ACTIVITIES:
Borrowing under revolving loan facility	89,560	34,696
Repayments under revolving loan facility	(39,196)	(44,935)
Payment of deferred financing fees	(49)	(6,607)
Repayment of long-term debt	(4)	(231,651)
Proceeds from option exercises	67	—
Proceeds from the issuance of 2018 Senior Notes	—	271,911

Net cash flow from financing activities	50,378	23,414

Effect of exchange rate changes on cash and cash equivalents	315	22
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(27,753)	11,867
CASH AND CASH EQUIVALENTS — Beginning of period	33,454	7,599

CASH AND CASH EQUIVALENTS — End of period	$5,701	$19,466

NONCASH ACTIVITY
Unpaid capital expenditures	1,502	149
Unpaid business acquisition consideration	542	—
SUPPLEMENTAL CASH FLOW INFORMATION
Income taxes paid, net	5,880	819
Cash interest paid	13,090	8,468

See notes to condensed consolidated financial statements.

COLEMAN CABLE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Thousands, except per share data)

(unaudited)

1. BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements include Coleman Cable, Inc. and all of its subsidiaries (the “Company,” “Coleman,” “we,” “us,” or “our”). The condensed consolidated financial statements included herein are unaudited. The preparation of the condensed consolidated financial statements is in conformity with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”) for interim financial information. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules or regulations. The condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation in conformity with GAAP. All amounts are in thousands, unless otherwise indicated. The condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Form 10-K for the fiscal year ended December 31, 2010. The results of operations for the interim periods should not be considered indicative of results to be expected for the full year.

Condensed Consolidated Statements of Cash Flows

The Company has corrected the presentation of borrowings and repayments on its revolving credit facility for 2010 within the condensed consolidated statement of cash flows. Related amounts had previously been presented on a net basis, rather than on a gross basis in accordance with accounting guidance. The correction had no effect on net cash provided by financing activities.

2. NEW ACCOUNTING PRONOUNCEMENTS

Accounting Standards Update No. 2010-28 — “Intangibles—Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts” (“ASU No. 2010-28”)

ASU No. 2010-28 affects all entities that have recognized goodwill and have one or more reporting units whose carrying amount for purposes of performing Step 1 of the goodwill impairment test is zero or negative. The amendments in this update modify Step 1 so that for those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The accounting update is effective for a reporting entity’s first annual reporting period that begins after December 2010, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. This update, which was effective for the first quarter of 2011, did not have a significant impact on our financial statements.

Accounting Standards Update No. 2010-29 — “Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations” (“ASU No. 2010-29”)

ASU No. 2010-29 amends existing guidance for presenting pro forma results of business combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The accounting update is effective for a reporting entity’s business combinations occurring beginning on or after the entity’s first annual reporting period after December 15, 2010. The Company has applied the provisions of this update for all material business combinations that occurred after January 1, 2011.

Accounting Standards Update No. 2011-04 — “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU No. 2011-04”)

ASU No. 2011-04 generally provides a uniform framework for fair value measurements and related disclosures between GAAP and International Financial Reporting Standards (“IFRS”). Additional disclosure requirements in the update include: (1) for Level 3 fair value measurements, quantitative information about unobservable inputs used, a description of the valuation processes used by the entity, and a qualitative discussion about the sensitivity of the measurements to changes in the unobservable inputs; (2) for an entity’s use of a nonfinancial asset that is different from the asset’s highest and best use, the reason for the difference; (3) for financial instruments not measured at fair value but for which disclosure of fair value is required, the fair value hierarchy level in which the fair value measurements were determined; and (4) the disclosure of all transfers between Level 1 and Level 2 of the fair value hierarchy. ASU 2011-04 will be effective for interim and annual periods beginning on or after December 15, 2011. We are currently evaluating the impact ASU 2011-04 will have on our financial statements but do not expect it to have a material impact on the Company’s results of operations, financial position and cash flows.

Accounting Standards Update No. 2011-05 — “Comprehensive Income (Topic 220): Presentation of Comprehensive Income” (“ASU No. 2011-05”)

ASU No. 2011-05 amends existing guidance by allowing only two options for presenting the components of net income and other comprehensive income: (1) in a single continuous financial statement, statement of comprehensive income or (2) in two separate but consecutive financial statements, consisting of an income statement followed by a separate statement of other comprehensive income. Also, items that are reclassified from other comprehensive income to net income must be presented on the face of the financial statements. ASU No. 2011-05 requires retrospective application, and it is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, with early adoption permitted. We believe the adoption of this update will change the order in which certain financial statements are presented and provide additional detail on those financial statements when applicable, but will not have any other impact on our financial statements.

3. ACQUISITIONS

During the second quarter of 2011, we utilized cash on hand, as well as borrowings under our Senior Secured Revolving Credit Facility (“Revolving Credit Facility”), to complete three business combination transactions (collectively, the “2011 Acquisitions”), as set forth below. Each of these 2011 Acquisitions was structured as an all-cash transaction, with collective consideration totaling $69,733. As further discussed below, we believe these acquisitions represent significant opportunities for us, including the strengthening and greater diversification of our overall portfolio.

The 2011 Acquisitions are included in our condensed consolidated financial statements, including our results of operations, beginning from each respective acquisition date. Accordingly, the consolidated statement of operations for the three and six months ended June 30, 2011 includes three months of operations for the assets acquired in connection with the TDE (as defined below) acquisition, approximately two months of operations for the assets acquired in connection with the FCWC and CWC (as defined below) acquisition, and approximately six weeks of operations related to TRC (as defined below). The consolidated statement of operations for the three and six months ended June 30, 2010 does not include the impact of the 2011 Acquisitions.

We incurred acquisition-related costs, including outside legal, consulting and other fees, of $1,677 and $2,578 for the three and six months ended June 30, 2011, respectively. These costs have been recorded as a component of selling, general and administrative expenses in our condensed consolidated statement of operations.

Acquisition of the Assets of The Designers Edge (“TDE”)

On April 1, 2011, we acquired the assets of TDE, a leading designer and distributor of specialty lighting products in the U.S. and Canada, with 2010 sales in excess of $20,000. The total purchase price for the assets acquired, primarily trade receivables and merchandise inventories, was $10,925, subject to certain purchase price adjustments. The acquisition of TDE assets significantly expands our current product portfolio across a wide range of lighting product categories, including industrial, work and utility, as well as products for security and landscape applications. We fully integrated the assets of TDE into our existing operations during the second quarter of 2011.

Acquisition of the Assets of First Capitol Wire and Cable (“FCWC”) and Continental Wire and Cable (“CWC”)

On April 29, 2011, we acquired the assets of FCWC and CWC, both of which were privately-held entities based in York, Pennsylvania, with CWC being a 100%-owned subsidiary of FCWC. These two entities, which had annual combined sales in excess of $10,000, are leading manufacturers of industrial wire and cable products used across a number of commercial, utility and industrial end-markets. The total purchase price for the assets acquired, primarily merchandise inventories and production equipment, was $7,298 million, inclusive of working capital adjustments of $834. The acquisition of the assets of FCWC and CWC has allowed us to expand our capabilities, product offerings and capacity for producing a wide assortment of high-quality industrial cables. We fully integrated the assets of FCWC and CWC into our operations during the second quarter of 2011.

Acquisition of Technology Research Corporation (“TRC”)

On May 16, 2011, we completed the acquisition of 100% of the outstanding stock of TRC pursuant to a merger agreement under which each outstanding share of TRC common stock was converted into the right to $7.20 per share payable in cash. For its fiscal year ended March 31, 2011, TRC had revenues of $35,982 and net income of $1,545. TRC is a recognized leader in providing cost effective engineered solutions for applications involving power management and control, intelligent battery systems technology and electrical safety products based on proven ground fault sensing and Fire Shield® technology. These products are designed, manufactured and distributed to the consumer, commercial and industrial markets worldwide. TRC also supplies power monitors and control equipment to the United States military and its prime contractors. We believe the TRC acquisition both strengthens and diversifies our overall portfolio. TRC was publicly traded on the NASDAQ prior to its acquisition by Coleman. We completed the TRC acquisition as the result of a successful public tender offer to acquire all outstanding shares of TRC. The total purchase price consideration for TRC was $51,510, including the acquisition-date fair value of an approximate 4.8% interest in TRC acquired by Coleman prior to entering its acquisition proposal with respect to TRC.

TRC will maintain its current production facilities in Clearwater, FL, Titusville, FL, and Honduras and is reported herein as a separate reportable segment.

Gain on Available For Sale Securities

As noted above, our pre-existing 4.8% interest in TRC was accounted for as a component of the overall purchase price for TRC. Accordingly, using the tender offer price of $7.20 per share, the value of this component of total consideration was $2,331, with the difference between this calculated fair value and our cost basis in the 4.8% pre-existing interest recognized as a $753 gain in our condensed consolidated statement of income at the time of the acquisition in accordance with the applicable accounting rules.

Purchase Price Allocations

The 2011 Acquisitions were accounted for under the purchase method of accounting. Accordingly, we have allocated the purchase price for each acquisition to the net assets acquired based on the related estimated fair values at each respective acquisition date. The expected long-term growth, increased market position and expected synergies to be generated from the 2011 Acquisitions are the primary factors which gave rise to acquisition prices for each of the 2011 Acquisitions which resulted in the recognition of goodwill.

The purchase price allocations have been determined provisionally, and are subject to revision as additional information about the fair value of individual assets and liabilities becomes available. The Company is in the process of obtaining or finalizing appraisals of tangible and intangible assets and is continuing to evaluate the initial purchase price allocations. Accordingly, the provisional measurement of inventories, property, plant, and equipment, intangible assets, taxes, and goodwill are subject to change. In addition, we are in the process of determining and negotiating purchase price adjustments for the TDE acquisition, which may result in a corresponding adjustment to the total TDE purchase price as well as the value of assets acquired. Any change in the acquisition date fair value of the acquired net assets will change the amount of the purchase price allocated to goodwill.

The table below summarizes the provisional allocations of purchase price related to the 2011 Acquisitions as of their respective acquisition dates.

	TDE	FCWC and CWC	TRC
Cash and cash equivalents	$—	$—	$8,180
Accounts receivable	2,123	—	4,073
Income tax receivable			1,077
Inventories	3,129	1,631	8,794
Prepaid expenses and other current assets	—	44	314
Property, plant and equipment, net	157	3,687	4,668
Other assets	—	—	33
Deferred income tax asset	18	288	309
Intangible assets	2,015	1,195	8,267
Goodwill	3,483	701	23,553

Total assets acquired	10,925	7,546	59,268

Current liabilities	—	—	(4,515)
Deferred income tax liability	—	(248)	(3,243)

Total liabilities assumed	—	—	(7,758)

Net assets acquired	$10,925	$7,298	$51,510

A total of approximately $6,426 of goodwill is deductible for income tax purposes. Goodwill has not yet been assigned to our reporting units.

As part of the TRC acquisition, we assumed a contingent liability of TRC related to an acquisition made by TRC in March 2010. Under the terms of the March 2010 acquisition, TRC, as acquirer, is obligated to make contingent cash payments, or an earn-out payment, to the seller equal to a pre-determined percentage of total revenues within selected product categories that exceed a pre-determined threshold level for the 12-month period ended March 31, 2012. Included in our preliminary purchase price allocation for TRC, and classified as a component of current liabilities, is an accrual of $378, which represents our best estimate of TRC’s obligation under the terms of this earn-out.

The purchase price allocation to identifiable intangible assets, which are all amortizable, along with their respective weighted-average amortization periods at the acquisition date are as follows:

	Weighted-Average Amortization Period	TDE	FWCW and CWC	TRC
Customer relationships	6	$800	$600	$1,460
Trademarks and trade names	6	610	595	1,450
Developed technology	3	560	—	2,000
Contractual agreements	3	—	—	2,900
Non-competition agreements	2	45	—	80
Backlog	1	—	—	320
Other	6	—	—	57

Total intangible assets		$2,015	$1,195	$8,267

Unaudited Selected Pro Forma Financial Information

The following unaudited pro forma financial information summarizes our estimated combined results of operations assuming that our only material business combination consummated during the quarter, TRC, had taken place at January 1, 2010. The unaudited pro forma combined results of operations were prepared using historical financial information of TRC, and we make no representation with respect to the accuracy of such information. The pro forma combined results of operations reflect adjustments for interest expense, depreciation adjustments based on the fair value of acquired property, plant and equipment, amortization of acquired identifiable intangible assets, income tax expense and exclude acquisition costs. The unaudited pro forma information is presented for informational purposes only and does not include any anticipated cost savings or other effects of integration, nor do they purport to be indicative of the results of operations that actually would have resulted had the acquisition of TRC occurred on the date indicated or may result in the future.

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net sales	$223,856	$184,249	$438,795	$347,980
Net income	2,172	3,363	9,010	(1,151)

4. RESTRUCTURING ACTIVITIES

We incurred restructuring costs of $195 for the second quarter and first half of 2011. These expenses were primarily comprised of severance costs at TRC. Restructuring costs also included lease termination and other holding costs related to facilities closed in prior years, currently consisting of one leased and one owned facility for which we continue to pay holding costs. Our reserve was $2,146 as of June 30, 2011, and represented our estimate of the liability existing relative to one closed property under lease and is equal to our remaining obligation under such lease reduced by estimated sublease rental income reasonably expected for the property. Accordingly, the liability may be increased or decreased in future periods as facts and circumstances change, including possible negotiation of a lease termination, sublease agreement, or changes in the related market in which the property is located. Other than TRC, restructuring expense is not segregated by reportable segment as our operating segments share common production processes and manufacturing facilities as discussed in Note 17 below.

	Lease Termination Costs	Severance & Other Closing Costs	Total
BALANCE — December 31, 2010	$2,383	$—	$2,383
Provision	23	172	195
Cash payments	(260)	(172)	(432)

BALANCE — June 30, 2011	$2,146	$—	$2,146

5. INVENTORIES

Inventories consisted of the following:

	June 30, 2011	December 31, 2010
FIFO cost:
Raw materials	$44,248	$28,831
Work in progress	6,393	2,640
Finished products	67,890	49,659

Total	$118,531	$81,130

6. ACCRUED LIABILITIES

Accrued liabilities consisted of the following:

	June 30, 2011	December 31, 2010
Salaries, wages and employee benefits	$6,153	$7,084
Sales incentives	6,931	9,092
Interest	9,622	9,537
Other	9,182	4,480

Total	$31,888	$30,193

7. DEBT

	June 30, 2011	December 31, 2010
Revolving Credit Facility expiring April 2012	$50,364	$—
9% Senior Notes due February 2018, including unamortized discount of $2,960 and $3,185	272,040	271,815
Capital lease obligations	8	12

	322,412	271,827
Less current portion	(4)	(7)

Long-term debt	$322,408	$271,820

Senior Secured Revolving Credit Facility

Our Senior Secured Revolving Credit Facility (“Revolving Credit Facility”) provides for aggregate borrowings of up to $200,000, subject to certain limitations as discussed below. The proceeds from the Revolving Credit Facility are available for working capital and other general corporate purposes, including merger and acquisition activity. Our Revolving Credit Facility expires April 2, 2012. At June 30, 2011, we had $50,364 in borrowings under the facility, with $93,391 in remaining excess availability. At December 31, 2010, we had $0 in borrowings outstanding under the facility, with $113,739 in remaining excess availability.

The interest rate charged on borrowings under the Revolving Credit Facility is based on our election of either the lender’s prime rate plus a range of 1.25% to 1.75% or the Eurodollar rate plus a range of 2.50% to 3.00%, in each case based on quarterly average excess availability under the Revolving Credit Facility. In addition, we pay a 0.50% unused line fee pursuant to the terms of the Revolving Credit Facility for unutilized availability.

Pursuant to the terms of the Revolving Credit Facility, we are required to maintain a minimum of $10,000 in excess availability under the facility at all times. Borrowing availability under the Revolving Credit Facility is limited to the lesser of (1) $200,000 or (2) the sum of 85% of eligible accounts receivable, 55% of eligible inventory and an advance rate to be determined of certain appraised fixed assets, with a $10,000 sublimit for letters of credit. Borrowing availability under the Revolving Credit Facility for foreign subsidiaries is limited to the greater of (1) the sum of 85% of the aggregate book value of accounts receivable of such foreign subsidiaries plus 60% of the aggregate book value of the inventory of such foreign subsidiaries and (2) $25,000 (excluding permitted intercompany indebtedness of such foreign subsidiaries).

The Revolving Credit Facility is guaranteed by CCI International, Inc. (“CCI International”), a 100% owned domestic subsidiary, and is secured by substantially all of our assets and the assets of CCI International, including accounts receivable, inventory and any other tangible and intangible assets (including real estate, machinery and equipment, and intellectual property) as well as by a pledge of all the capital stock of CCI International and 65% of the capital stock of our Canadian foreign subsidiary, but not our Chinese 100%-owned entity.

The Revolving Credit Facility contains financial and other covenants that limit or restrict our ability to pay dividends or distributions, incur indebtedness, permit liens on property, make investments, provide guarantees, enter into mergers, acquisitions or consolidations, conduct asset sales, enter into leases or sale and lease back transactions, and enter into transactions with affiliates. In addition to maintaining a minimum of $10,000 in excess availability under the facility at all times, the financial covenants in the Revolving Credit Facility require us to maintain a fixed charge coverage ratio of not less than 1.1 to 1.0 for any month during which our excess availability under the Revolving Credit Facility falls below $30,000. We maintained greater than $30,000 of monthly excess availability during 2010 and the first half of 2011.

As of June 30, 2011, we were in compliance with all of the covenants of our Revolving Credit Facility.

On August 4, 2011, we completed our renegotiation of the Revolving Credit Facility, as discussed below.

Subsequent Event

On August 4, 2011, we entered into a new $250,000, five-year revolving credit facility agreement with an accordion feature that allows us to increase our borrowings by an additional $50,000 (the “2016 Revolver”). The 2016 Revolver, which matures on October 1, 2016, is an asset-based loan facility, with a $20,000 Canadian facility sublimit, and which is secured by substantially all of our assets, as further detailed below. We expect to incur around $1,500 in fees related to renegotiating the 2016 Revolver. These respective fees will be amortized over the life of the revolver.

The interest rate charged on borrowings under the 2016 Revolver is based on our election of either the lender’s prime rate plus a range of 0.25% to 0.75% or the Eurodollar rate plus a range of 1.50% to 2.00%, in each case based on quarterly average excess availability under the 2016 Revolver. In addition, we pay an unused line fee of between 0.25% and 0.50% based on quarterly average excess availability pursuant to the terms of the 2016 Revolver.

Pursuant to the terms of the 2016 Revolver, we are required to maintain a fixed charge covenant ratio of not less than 1.0 to 1.0 for any month during which our excess availability under the 2016 Revolver is $30,000. Borrowing availability under the Revolving Credit Facility is limited to the lesser of (1) $250,000 or (2) the sum of 85% of eligible accounts receivable, 70% of eligible inventory, and capped at $150,000 for the U.S. portion and $12,000 Canadian for the Canadian portion, and an advance rate to be 75% of certain appraised real estate and 85% of certain appraised equipment, with a $15,000 sublimit for letters of credit.

The 2016 Revolver is guaranteed by TRC (excluding TRC’s 100%-owned foreign subsidiary, TRC Honduras, S.A. de C.V.) and Patco Electronics (“Patco”), each of which are 100%-owned domestic subsidiaries, and is secured by substantially all of our assets and the assets of both TRC and Patco, including accounts receivable, inventory and any other tangible and intangible assets (including real estate, machinery and equipment and intellectual property) as well as by a pledge of all the capital stock of TRC and Patco and 65% of the capital stock of our Canadian foreign subsidiary, but not our Chinese 100%-owned entity.

Based on securing the 2016 Revolver and the terms therein, we have classified the $50,364 in borrowings outstanding under the Revolving Credit Facility as of June 30, 2011 as a component of long-term debt on our June 30, 2011 condensed consolidated balance sheet.

9% Senior Notes due 2018 (the “Senior Notes”)

Our Senior Notes were issued at a discount in 2010, resulting in proceeds of less than par value. This discount is being amortized to par value over the remaining life of the Senior Notes. As of June 30, 2011, we were in compliance with all of the covenants of our Senior Notes.

Senior Notes	June 30, 2011
Face Value	$275,000
Fair Value	$286,119
Interest Rate	9%
Interest Payment	Semi-Annually February 15th and August 15th
Maturity Date	February 15, 2018
Guarantee	Jointly and severally guaranteed fully and conditionally by our 100% owned subsidiary, CCI International, Inc.
Optional Redemption (1)(2)	Beginning Date	Percentage
	February 15, 2014	104.50%
	February 15, 2015	102.25%
	February 15, 2016	100.00%

(1)	The Company may, at its option, redeem the Senior Notes, in whole at any time or in part from time to time, on or after the above-noted dates and at the above noted percentages of the principal amount thereof (plus interest due).
(2)	In addition, the Company may, at its option, use the net cash proceeds from a public equity offering, to redeem up to 35% of the aggregate principal amount of the Senior Notes, at a redemption price equal to 109.00% of the principal amount, plus accrued and unpaid interest, if completed before February 15, 2013.

8. EARNINGS PER SHARE

We compute earnings per share using the two-class method, which is an earnings allocation formula that determines earnings per share for common stock and participating securities. Our participating securities are our grants of restricted stock, as such awards contain non-forfeitable rights to dividends. Security holders are not obligated to fund the Company’s losses, and therefore, participating securities are not allocated a portion of these losses in periods where a net loss is recorded. As of June 30, 2011 and 2010, the impact of participating securities on net income allocated to common shareholders and the dilutive effect of share-based awards outstanding on weighted average shares outstanding was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
Components of Basic and Diluted Earnings (Loss) per Share	2011	2010	2011	2010
Basic EPS Numerator:
Net income (loss)	$4,376	$3,115	$9,603	$(715)
Less: Earnings allocated to participating securities	(71)	(73)	(156)	—

Net income (loss) allocated to common shareholders	$4,305	$3,042	$9,447	$(715)

Basic EPS Denominator:
Weighted average shares outstanding	17,131	16,939	17,105	16,918
Basic earnings (loss) per common share	$0.25	$0.18	$0.55	$(0.04)
Diluted EPS Numerator:
Net income (loss)	$4,376	$3,115	$9,603	$(715)
Less: Earnings allocated to participating securities	(70)	(73)	(154)	—

Net income (loss) allocated to common shareholders	$4,306	$3,042	$9,449	$(715)

Diluted EPS Denominator:
Weighted average shares outstanding	17,131	16,939	17,105	16,918
Dilutive common shares issuable upon exercise of stock options	243	70	206	—

Diluted weighted average shares outstanding	17,374	17,009	17,311	16,918

Diluted earnings (loss) per common share	$0.25	$0.18	$0.55	$(0.04)

Options

Options with respect to 774 common shares were not included in the computation of diluted earnings per share for the three and six months ended June 30, 2011, respectively, because they were antidilutive. Options with respect to 1,121 and 1,408 common shares were not included in the computation of diluted earnings per share for the three and six months ended June 30, 2010, respectively, because they were antidilutive.

9. SHAREHOLDERS’ EQUITY

Stock-Based Compensation

The Company has a stock-based compensation plan for its directors, executives and certain key employees under which the grant of stock options and other share-based awards is authorized. We recorded $2,342 and $3,519 in stock compensation expense for the three and six months ended June 30, 2011, respectively, compared to $724 and $1,084 for the three and six months ended June 30, 2010, respectively. The increase is a function of increased compensation expense being recorded on the cash-settled portion of our performance share awards, as further explained below.

Stock Options

No stock options were issued during the first half of 2011.

Changes in stock options were as follows:

	Shares	Weighted-Average Exercise Price	Weighted- Average Remaining Contractual Terms	Aggregate Intrinsic Value
Outstanding January 1, 2011	1,408	$11.03	6.8	936
Granted	—	—	—	—
Exercised	(9)	5.81		86
Forfeited or expired	—	—	—

Outstanding June 30, 2011	1,399	11.07	6.3	5,790
Vested or expected to vest	1,382	11.15	6.3	5,619
Exercisable	384	6.30	7.0	3,162

Intrinsic value for stock options is defined as the difference between the current market value of the Company’s common stock and the exercise price of the stock option. When the current market value is less than the exercise price, there is no aggregate intrinsic value.

Stock Awards

In January 2011, the Company awarded unvested common shares to members of its Board of Directors. In total, non-management board members were awarded 89 unvested shares with an approximate aggregate fair value of $560. One-third of the shares vest on the first, second and third anniversary of the grant date. These awarded shares are participating securities which provide the recipient with both voting rights and, to the extent dividends, if any, are paid by the Company, non-forfeitable dividend rights with respect to such shares.

Changes in nonvested shares for the first half of 2011 were as follows:

	Shares	Weighted-Average Grant-Date Fair Value
Nonvested at January 1, 2011	923	$4.09
Granted	89	6.32
Vested	(187)	4.33
Forfeited	(26)	4.54

Nonvested at June 30, 2011	799	$4.27

In the first quarter of 2010, 258 performance shares were granted, which are settled in cash rather than stock. These cash-settled shares are re-measured each balance sheet date using a Monte Carlo model and are recorded as a liability. During the current quarter, these cash-settled shares were measured using an assumption of 92.7% volatility, and a risk-free rate of 2.88%, resulting in an estimated aggregate fair value of approximately $3,634, of which the unrecorded expense portion will be recorded as stock compensation expense over the estimated derived service period (also estimated using a Monte Carlo model), which was approximately 0.2 years as of June 30, 2011. On July 7, 2011, the first tranche of these shares reached their vesting price. Accordingly, the equivalent of 58 shares were paid in cash on the respective date.

In addition, in the first quarter of 2010, 517 performance shares were granted, which are convertible to stock, on a one-to-one basis, contingent upon future stock price performance. On July 7, 2011, the first tranche of shares reached their vesting price. As a result, 117 shares of common stock were issued on the respective date.

On August 3, 2011, our Board of Directors authorized the purchase over the next 24 months of up to 500 shares of the Company’s common stock in open market or privately negotiated transactions. There can be no assurance that any share purchases will be made. The number of shares actually purchased will depend on various factors, including limitations imposed by the Company’s debt instruments, the price of our common stock, overall market and business conditions, and management’s assessment of competing alternatives for capital deployment.

Comprehensive Income (Loss)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net income (loss)	$4,376	$3,115	$9,603	$(715)
Other comprehensive income (loss) net of tax provision (benefit):
Currency translation adjustment, net of tax of $(127) and $(3), $(143), and $27, respectively	126	(119)	398	62
Unrealized gains on available for sale securities (Level 1), net of tax of $8, $(54), $424, and $153, respectively	(741)	6	(89)	46
Pension adjustments, net of tax of $(1),$ —,$2, and $—, respectively	(2)	—	4	—

Total comprehensive income (loss)	$3,759	$3,002	$9,916	$(607)

10. RELATED PARTIES

We lease our corporate office facility from certain members of our Board of Directors and executive management, and we made rental payments of $134 and $268 for the three and six months ended June 30, 2011, respectively. We made rental payments of $98 and $196 for our corporate office facility for the three and six months ended June 30, 2010, respectively. In addition, we lease three manufacturing facilities from an entity in which one of our executive officers has a substantial minority interest, and we paid a total of $330 and $591 for the three and six months ended June 30, 2011, respectively. We made payments of $326 and $589 to these manufacturing facilities for the three and six months ended June 30, 2010, respectively.

11. COMMITMENTS AND CONTINGENCIES

Operating Leases

We lease certain of our buildings, machinery and equipment under lease agreements that expire at various dates over the next ten years. Rental expense under operating leases was $1,596 and $3,076 for the three and six months ended June 30, 2011, respectively, and was $1,703 and $3,046 for the three and six months ended June 30, 2010, respectively.

Legal Matters

We are party to one environmental claim. The Leonard Chemical Company Superfund site consists of approximately 7.1 acres of land in an industrial area located a half mile east of Catawba, York County, South Carolina. The Leonard Chemical Company operated this site until the early 1980s for recycling of waste solvents. These operations resulted in the contamination of soils and groundwater at the site with hazardous substances. In 1984, the U.S. Environmental Protection Agency (the “EPA”) listed this site on the National Priorities List. Riblet Products Corporation, with which the Company merged in 2000, was identified through documents as a company that sent solvents to the site for recycling and was one of the companies receiving a special notice letter from the EPA identifying it as a party potentially liable under the Comprehensive Environmental Response, Compensation, and Liability Act for cleanup of the site.

In 2004, along with other “potentially responsible parties” (“PRPs”), we entered into a Consent Decree with the EPA requiring the performance of a remedial design and remedial action (“RD/RA”) for this site. We have entered into a Site Participation Agreement with the other PRPs for fulfillment of the requirements of the Consent Decree. Under the Site Participation Agreement, we are responsible for 9.19% share of the costs for the RD/RA. As of June 30, 2011 and December 31, 2010, we had a $341 and $400 accrual, respectively, recorded for this liability.

Though no assurances are possible, we believe that our accruals related to the environmental litigation and other claims are sufficient and that these items and our rights to available insurance and indemnity will be resolved without material effect on our financial position, results of operations or cash flows.

12. DERIVATIVES

We are exposed to certain commodity price risks including fluctuations in the price of copper. From time-to-time, we enter into copper futures contracts to mitigate the potential impact of fluctuations in the price of copper on our pricing terms with certain customers. We recognize all of our derivative instruments on our balance sheet at fair value, and record changes in the fair value of such contracts within cost of goods sold in the statement of operations as they occur unless specific hedge accounting criteria are met. We had no hedge positions at June 30, 2011 to which hedge accounting was applied. Cash settlements related to derivatives are included in the operating section of the condensed consolidated statement of cash flows.

Commodity Derivatives

	Contract Position (In Total Pounds)			Fair Value
	Long	Short	Cash Collateral Posted	Asset (2)	Liability (3)
Copper futures contracts outstanding as of (1):
Period ended June 30, 2011	—	625	$229	—	$132
Period ended June 30, 2010	350	625	198	$31	—

(1)	All of our copper futures contracts mature in less than three months and are tied to the price of copper on the COMEX and, accordingly, the value of such futures contracts changes directly in relation thereto.

(2)	Balance recorded in “Prepaid expenses and other current assets”

(3)	Balance recorded in “Accrued liabilities”

As of June 30, 2011 and 2010, no cumulative losses or gains existed in other comprehensive income (“OCI”). As hedge accounting has not been applied to any of our open hedges at June 30, 2011, no associated losses or gains have been recorded within OCI.

Derivatives Not Accounted for as Hedges Under the Accounting Rules	Gain Recognized in Income	Location of Gain Recognized in Income
Copper commodity contracts:
Three months ended June 30, 2011	$45	Cost of goods sold
Three months ended June 30, 2010	354	Cost of goods sold
Six months ended June 30, 2011	307	Cost of goods sold
Six months ended June 30, 2010	255	Cost of goods sold

13. INCOME TAXES

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Effective Tax Rate	29.8%	36.3%	31.3%	47.2%

The decrease in our tax rate for the second quarter and first half of 2011, as compared to the same respective periods of 2010, primarily reflects an increase in our pre-tax income in 2011 as well as a decrease in our projected annual effective tax rate for the year and the impact of a $753 non-taxable gain on our approximate 4.8% equity holdings in TRC at the time of the acquisition as further explained in Note 3 above.

14. BENEFIT PLANS

Employee Savings Plan

We provide defined contribution savings plans for employees meeting certain age and service requirements. We currently make matching contributions for a portion of employee contributions to the plans. Including such matching contributions, we recorded expenses totaling $248 and $559 related to these savings plans during the three and six months ended June 30, 2011, respectively. We recorded expense of $356 and $725 for the three and six months ended June 30, 2010, respectively.

Riblet Pension Plan

As a result of its merger with Riblet Products Corporation (“Riblet”) in 2000, the Company is responsible for a defined-benefit pension plan of Riblet. The Riblet plan was frozen in 1990 and no additional benefits have been earned by plan participants since that time. A total of 83 former employees of Riblet currently receive or may be eligible to receive future benefits under the plan. The Company does not expect to make any plan contributions in 2011. The net period income for the three and six months ended June 30, 2011 was $8 and $16, respectively. For the three and six month period ending June 30, 2010, we incurred net period expense of $7 and $14, respectively.

15. FAIR VALUE DISCLOSURE

Accounting guidance for fair value measurements specifies a hierarchy of valuation techniques based upon whether the inputs to those valuation techniques reflect assumptions other market participants would use based upon market data obtained from independent sources or reflect our own assumptions of market participant valuation. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

Level 1 Inputs – Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 Inputs – Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 Inputs – Level 3 inputs are unobservable inputs for the asset or liability.

As of the periods ending June 30, 2011 and December 31, 2010, we utilized Level 1 inputs to determine the fair value of cash and cash equivalents, derivatives, and for 2010 only, equity securities.

We classify cash on hand and deposits in banks, including money market accounts, commercial paper, and other investments with an original maturity of three months or less, that we hold from time to time, as cash and cash equivalents. The primary objective of our investment activities is to preserve our capital for the purpose of funding operations.

Financial assets measured at fair value on a recurring basis are summarized below:

	Fair Value Measurement
	June 30, 2011				December 31, 2010
	Level 1	Level 2	Level 3	Fair Value	Level 1	Level 2	Level 3	Fair Value
Assets:
Cash and Cash Equivalents	$5,701	$—	$—	$5,701	$33,454	$—	$—	$33,454
Derivative Assets, Inclusive of Collateral	97	—	—	97	740	—	—	740
Available for Sale Securities	—	—	—	—	1,243	—	—	1,243

Total	$5,798	$—	$—	$5,798	$35,437	$—	$—	$35,437

16. OTHER INCOME

We recorded other (income) loss of $45 and $(86) for the second quarter and first half of 2011, respectively, primarily reflecting the exchange rate impact on our Canadian subsidiary. We recorded other loss of $241 and $114 for the second quarter and first half of 2010, respectively, also reflecting the exchange rate impact.

17. BUSINESS SEGMENT INFORMATION

During the second quarter of 2011, we changed our management reporting structure and the manner in which we report our financial results internally, as a result of the acquisition of TRC. We altered the reporting structure as TRC will maintain its current manufacturing and distribution organization, as well as maintain its management team, which will now affect the manner in which the Company’s chief operating decision maker assesses results. We now have three reportable segments: (1) Distribution, (2) Original Equipment Manufacturers (“OEM”) and (3) TRC. The Distribution segment serves our customers in distribution businesses, who are resellers of our products, while our OEM segment serves our OEM customers, who generally purchase more tailored products from us, which are used as inputs into subassemblies of manufactured finished goods. TRC will maintain its current production facilities in Clearwater, FL, Titusville, FL, and Honduras and is reported herein as a separate reportable segment, which is consistent with our current management reporting structure.

Financial data for the Company’s reportable segments is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net Sales:
Distribution Segment	$155,701	$126,438	$304,959	$240,870
OEM Segment	59,500	47,573	116,043	89,121
TRC	4,649	—	4,649	—

Total	$219,850	$174,011	$425,651	$329,991

Operating Income:
Distribution Segment	$16,221	$13,460	$31,374	$23,946
OEM Segment	5,356	3,987	10,325	7,289
TRC	(804)	—	(804)	—

Total segments	20,773	17,447	40,895	31,235
Corporate	(8,118)	(5,345)	(13,649)	(10,406)

Consolidated operating income	$12,655	$12,102	$27,246	$20,829

Our Distribution and OEM segments have common production processes and manufacturing facilities. Accordingly, we do not identify all of our net assets to our segments. Thus, we do not report capital expenditures at the segment level. Additionally, depreciation expense is not allocated to our segments, but is included in manufacturing overhead cost pools and is absorbed into product cost (and inventory) as each product passes through our manufacturing work centers. Accordingly, as products are sold across our segments, it is impracticable to determine the amount of depreciation expense included in the operating results of each segment.

Segment operating income represents income from continuing operations before interest income or expense, other income or expense, and income taxes. Corporate consists of items not charged or allocated to the segments, including costs for employee relocation, discretionary bonuses, professional fees, restructuring expenses, asset impairments, and intangible amortization. Given it is currently being operating on a largely stand-alone basis, TRC’s segment results currently include all expenses associated with the operation of TRC, including the expenses of the Clearwater, FL headquarters, $203 in restructuring expense and $498 of depreciation and amortization expense associated with those fixed and intangible assets recorded in connection with the acquisition of TRC.

18. SUPPLEMENTAL GUARANTOR INFORMATION

The Senior Notes and the Revolving Credit Facility are instruments of the parent, and are reflected in their respective balance sheets. As of June 30, 2011, our payment obligations under the Senior Notes and the Revolving Credit Facility (see Note 7) were guaranteed by our 100% owned subsidiary, CCI International, Inc. Such guarantees are full, unconditional, and joint and several. The following unaudited supplemental financial information sets forth, on a combined basis, balance sheets, statements of operations and statements of cash flows for Coleman Cable, Inc. (“Parent”) and CCI International, Inc., Technology Research Corporation and Patco Electronics, Inc. Technology Research Corporation became a guarantor of our payment obligations under the Revolving Credit Facility and the Senior Notes on August 5, 2011 and August 12, 2011, respectively. The condensed consolidating financial statements have been prepared on the same basis as the condensed consolidated financial statements of Coleman Cable, Inc. The equity method of accounting is followed within this financial information.

COLEMAN CABLE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS FOR THE THREE MONTHS

ENDED JUNE 30, 2011

	Parent	Guarantor Subsidiary	Non Guarantor Subsidiaries	Eliminations	Total
NET SALES	$213,376	$4,649	$14,362	$(12,537)	$219,850
COST OF GOODS SOLD	183,989	4,147	12,010	(12,537)	187,609

GROSS PROFIT	29,387	502	2,352	—	32,241
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	15,192	1,153	1,297	—	17,642
INTANGIBLE ASSET AMORTIZATION	1,345	399	5	—	1,749
RESTRUCTURING CHARGES	(8)	203	—	—	195

OPERATING INCOME	12,858	(1,253)	1,050	—	12,655
INTEREST EXPENSE	7,062	—	64	—	7,126
GAIN ON AVAILABLE FOR SALE SECURITY	(753)	—	—	—	(753)
OTHER LOSS, NET	—	—	45	—	45

INCOME BEFORE INCOME TAXES	6,549	(1,253)	941	—	6,237
LOSS FROM SUBSIDIARIES	(134)	—	—	134	—
INCOME TAX EXPENSE	2,039	(350)	172	—	1,861

NET INCOME	$4,376	$(903)	$769	$134	$4,376

COLEMAN CABLE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED JUNE 30, 2010
	Parent	Guarantor Subsidiary	Non Guarantor Subsidiaries	Eliminations	Total
NET SALES	$165,877	$—	$8,134	$—	$174,011
COST OF GOODS SOLD	141,990	—	6,025	—	148,015

GROSS PROFIT	23,887	—	2,109	—	25,996
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	10,614	—	1,238	—	11,852
INTANGIBLE ASSET AMORTIZATION	1,595	—	11	—	1,606
RESTRUCTURING CHARGES	436	—	—	—	436

OPERATING INCOME	11,242	—	860	—	12,102
INTEREST EXPENSE	6,915	—	55	—	6,970
OTHER LOSS, NET	—	—	241	—	241

INCOME BEFORE INCOME TAXES	4,327	—	564	—	4,891
INCOME FROM SUBSIDIARIES	356	—	—	(356)	—
INCOME TAX EXPENSE	1,568	—	208	—	1,776

NET INCOME	$3,115	$—	$356	$(356)	$3,115

COLEMAN CABLE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS FOR THE SIX MONTHS

ENDED JUNE 30, 2011

	Parent	Guarantor Subsidiary	Non Guarantor Subsidiaries	Eliminations	Total
NET SALES	$410,075	$4,649	$27,126	$(16,199)	$425,651
COST OF GOODS SOLD	352,553	4,147	22,883	(16,199)	363,384

GROSS PROFIT	57,522	502	4,243	—	62,267
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	27,620	1,153	2,721	—	31,494
INTANGIBLE ASSET AMORTIZATION	2,923	399	10	—	3,332
RESTRUCTURING CHARGES	(8)	203	—	—	195

OPERATING INCOME	26,987	(1,253)	1,512	—	27,246
INTEREST EXPENSE	13,969	—	129	—	14,098
GAIN ON AVAILABLE FOR SALE SECURITY	(753)	—	—	—	(753)
OTHER LOSS, NET	—	—	(86)	—	(86)

INCOME BEFORE INCOME TAXES	13,771	(1,253)	1,469	—	13,987
INCOME FROM SUBSIDIARIES	209	—	—	(209)	—
INCOME TAX EXPENSE	4,377	(350)	357	—	4,384

NET INCOME	$9,603	$(903)	$1,112	$(209)	$9,603

COLEMAN CABLE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2010
	Parent	Guarantor Subsidiary	Non Guarantor Subsidiaries	Eliminations	Total
NET SALES	$314,191	$—	$15,800	$—	$329,991
COST OF GOODS SOLD	268,713	—	12,443	—	281,156

GROSS PROFIT	45,478	—	3,357	—	48,835
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	20,571	—	2,488	—	23,059
INTANGIBLE ASSET AMORTIZATION	3,601	—	22	—	3,623
RESTRUCTURING CHARGES	1,324	—	—	—	1,324

OPERATING INCOME	19,982	—	847	—	20,829
INTEREST EXPENSE	13,393	—	109	—	13,502
LOSS ON EXTINGUISHMENT OF DEBT	8,566	—	—	—	8,566
OTHER LOSS, NET	—	—	114	—	114

INCOME (LOSS) BEFORE INCOME TAXES	(1,977)	—	624	—	(1,353)
INCOME FROM SUBSIDIARIES	356	—	—	(356)	—
INCOME TAX EXPENSE (BENEFIT)	(906)	—	268	—	(638)

NET INCOME (LOSS)	$(715)	$—	$356	$(356)	$(715)

COLEMAN CABLE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET AS OF JUNE 30, 2011

	Parent	Guarantor Subsidiary	Non Guarantor Subsidiaries	Eliminations	Total
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$754	$503	$4,444	$—	$5,701
Accounts receivable — net of allowances	119,240	4,362	8,609	—	132,211
Intercompany receivable	—	12,749	2,958	(15,707)	—
Inventories	102,298	5,369	10,864	—	118,531
Deferred income taxes	3,356	304	175	—	3,835
Assets held for sale	546	—	—	—	546
Prepaid expenses and other current assets	7,521	1,834	704	(5,358)	4,701

Total current assets	233,715	25,121	27,754	(21,065)	265,525

PROPERTY, PLANT AND EQUIPMENT, NET	49,871	2,875	1,967	—	54,713
GOODWILL	31,780	23,553	1,575	—	56,908
INTANGIBLE ASSETS	23,944	7,869	99	—	31,912
DEFERRED INCOME TAXES	—	—	429	—	429
OTHER ASSETS	7,272	—	34	—	7,306
INVESTMENT IN SUBSIDIARIES	61,449	—	—	(61,449)	—

TOTAL ASSETS	$408,031	$59,418	$31,858	$(82,514)	$416,793

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$4	$—	$—	$—	$4
Accounts payable	30,213	1,311	2,541	—	34,065
Intercompany payable	1,657	2,958	11,092	(15,707)	—
Accrued liabilities	28,700	1,163	2,025	—	31,888
Other liabilities	—	—	5,358	(5,358)	—

Total current liabilities	60,574	5,432	21,016	(21,065)	65,957

LONG-TERM DEBT	322,408	—	—	—	322,408
OTHER LONG-TERM LIABILITIES	3,306	—	—	—	3,306
DEFERRED INCOME TAXES	(335)	3,379	—	—	3,044
SHAREHOLDERS’ EQUITY:
Common stock	17	—	—	—	17
Additional paid-in capital	91,423	51,510	1,000	(52,510)	91,423
Retained earnings (accumulated deficit)	(69,657)	(903)	9,684	(8,781)	(69,657)
Accumulated other comprehensive income	295	—	158	(158)	295

Total shareholders’ equity	22,078	50,607	10,842	(61,449)	22,078

TOTAL LIABILITIES AND EQUITY	$408,031	$59,418	$31,858	$(82,514)	$416,793

COLEMAN CABLE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET AS OF December 31, 2010

	Parent	Guarantor Subsidiary	Non Guarantor Subsidiaries	Eliminations	Total
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$30,493	$77	$2,884	$—	$33,454
Accounts receivable — net of allowances	100,285	—	10,489	—	110,774
Intercompany receivable	2,188	—	—	(2,188)	—
Inventories	75,001	—	6,129	—	81,130
Deferred income taxes	3,008	—	163	—	3,171
Assets held for sale	546	—	—	—	546
Prepaid expenses and other current assets	8,340	1	778	(5,358)	3,761

Total current assets	219,861	78	20,443	(7,546)	232,836

PROPERTY, PLANT AND EQUIPMENT, NET	45,470	—	261	—	45,731
GOODWILL	27,598	—	1,536	—	29,134
INTANGIBLE ASSETS	23,657	—	107	—	23,764
DEFERRED INCOME TAXES	—	—	301	—	301
OTHER ASSETS	9,345	—	—	—	9,345
INVESTMENT IN SUBSIDIARIES	9,538	—	—	(9,538)	—

TOTAL ASSETS	$335,469	$78	$22,648	$(17,084)	$341,111

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$7	$—	$—	$—	$7
Accounts payable	19,075	—	2,941	—	22,016
Intercompany payable	—	73	2,115	(2,188)	—
Accrued liabilities	27,492	5	2,696	—	30,193
Other liabilities	—	—	5,358	(5,358)	—

Total current liabilities	46,574	78	13,110	(7,546)	52,216

LONG-TERM DEBT	271,820	—	—	—	271,820
OTHER LONG-TERM LIABILITIES	4,258	—	—	—	4,258
DEFERRED INCOME TAXES	1,595	—	—	—	1,595
SHAREHOLDERS’ EQUITY:
Common stock	17	—	—	—	17
Additional paid-in capital	90,483	—	1,000	(1,000)	90,483
Retained earnings (accumulated deficit)	(79,260)	—	8,572	(8,572)	(79,260)
Accumulated other comprehensive loss	(18)	—	(34)	34	(18)

Total shareholders’ equity	11,222	—	9,538	(9,538)	11,222

TOTAL LIABILITIES AND EQUITY	$335,469	$78	$22,648	$(17,084)	$341,111

COLEMAN CABLE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE SIX MONTHS

ENDED JUNE 30, 2011

	Parent	Guarantor Subsidiary	Non Guarantor Subsidiaries	Eliminations	Total
CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)	$9,603	$(903)	$1,112	$(209)	$9,603
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	9,378	452	122	—	9,952
Stock-based compensation	3,519	—	—	—	3,519
Foreign currency transaction gain	—	—	(86)	—	(86)
Deferred taxes	(2,504)	141	(214)	—	(2,577)
Gain on available for sale securities	(753)	—	—	—	(753)
Gain on disposal of fixed assets	(5)	—	—	—	(5)
Equity in consolidated subsidiaries	(209)	—	—	209	—
Changes in operating assets and liabilities:
Accounts receivable	(16,832)	(289)	1,733	—	(15,388)
Inventories	(22,537)	(158)	(1,161)	—	(23,856)
Prepaid expenses and other assets	925	(443)	64	—	546
Accounts payable	10,277	(678)	(1,178)	—	8,421
Intercompany accounts	867	(6,934)	6,067	—	—
Accrued liabilities	(2,935)	(299)	(861)	—	(4,095)

Net cash flow from operating activities	(11,206)	(9,111)	5,598	—	(14,719)

CASH FLOW FROM INVESTING ACTIVITIES:
Capital expenditures	(5,036)	(18)	—	—	(5,054)
Proceeds from sale of fixed assets	8	—	—	—	8
Acquisition of businesses, net of cash acquired	(63,883)	9,555	(4,353)	—	(58,681)

Net cash flow from investing activities	(68,911)	9,537	(4,353)	—	(63,727)

CASH FLOW FROM FINANCING ACTIVITIES:
Borrowings under revolving loan facilities	89,560	—	—	—	89,560
Repayments under revolving loan facilities	(39,196)	—	—	—	(39,196)
Payment of deferred financing fees	(49)	—	—	—	(49)
Repayment of long-term debt	(4)	—	—	—	(4)
Proceeds from stock option exercises	67	—	—	—	67

Net cash flow from financing activities	50,378	—	—	—	50,378

Effect of exchange rate on cash and cash equivalents	—	—	315	—	315
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(29,739)	426	1,560	—	(27,753)
CASH AND CASH EQUIVALENTS — Beginning of period	30,493	77	2,884	—	33,454

CASH AND CASH EQUIVALENTS — End of period	$754	$503	$4,444	$—	$5,701

NONCASH ACTIVITY
Unpaid capital expenditures	1,502	—	—	—	1,502
Unpaid business acquisition consideration	542	—	—	—	542
SUPPLEMENTAL CASH FLOW INFORMATION
Income taxes paid, net	5,476	404	—	—	5,880
Cash interest paid	13,090	—	—	—	13,090

COLEMAN CABLE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE SIX MONTHS

ENDED JUNE 30, 2010

	Parent	Guarantor Subsidiary	Non Guarantor Subsidiary	Eliminations	Total
CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)	$(715)	$—	$356	$(356)	$(715)
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	10,126	—	97	—	10,223
Stock-based compensation	1,084	—	—	—	1,084
Foreign currency transaction gain	—	—	114	—	114
Loss on extinguishment of debt	8,566	—	—	—	8,566
Deferred taxes	(885)	—	228	—	(657)
Loss on disposal of fixed assets	476	—	—	—	476
Equity in consolidated subsidiaries	(356)	—	—	356	—
Changes in operating assets and liabilities:
Accounts receivable	(16,032)	—	3,851	—	(12,181)
Inventories	(14,703)	—	(4,638)	—	(19,341)
Prepaid expenses and other assets	(2,278)	11	(1,001)	—	(3,268)
Accounts payable	4,406	1	427	—	4,834
Intercompany accounts	(604)	(11)	615	—	—
Accrued liabilities	5,774	(9)	(2,273)	—	3,492

Net cash flow from operating activities	(5,141)	(8)	(2,224)	—	(7,373)

CASH FLOW FROM INVESTING ACTIVITIES:
Capital expenditures	(2,955)	—	—	—	(2,955)
Purchase of investments	(1,280)	—	—	—	(1,280)
Proceeds from sale of fixed assets	39	—	—	—	39

Net cash flow from investing activities	(4,196)	—	—	—	(4,196)

CASH FLOW FROM FINANCING ACTIVITIES:
Borrowings under revolving loan facilities	34,696	—	—	—	34,696
Repayments under revolving loan facilities	(44,935)	—	—	—	(44,935)
Payment of deferred financing fees related to issuance of 2018 Senior Notes	(6,607)	—	—	—	(6,607)
Repayment of long-term debt	(231,651)	—	—	—	(231,651)
Proceeds from issuance of 2018 Senior Notes	271,911	—	—	—	271,911

Net cash flow from financing activities	23,414	—	—	—	23,414

Effect of exchange rate on cash and cash equivalents	—	—	22	—	22
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	14,077	(8)	(2,202)	—	11,867
CASH AND CASH EQUIVALENTS — Beginning of period	4,018	57	3,524	—	7,599

CASH AND CASH EQUIVALENTS — End of period	$18,095	$49	$1,322	$—	$19,466

NONCASH ACTIVITY
Unpaid capital expenditures	149	—	—	—	149
SUPPLEMENTAL CASH FLOW INFORMATION
Income taxes paid (refunded), net	(69)	—	888	—	819
Cash interest paid	8,468	—	—	—	8,468